Exhibit 8.1

LIST OF SUBSIDIARIES

The following table lists our subsidiaries and their jurisdiction of incorporation as of June 30, 2010:

Subsidiary	Country of Incorporation

Fibesa S.A.	Argentina
Tarshop S.A.	Argentina
Emprendimiento Recoleta S.A.	Argentina
Shopping Neuquén S.A.	Argentina
Panamerican Mall S.A.	Argentina
Arcos del Gourmet S.A.	Argentina
Conil S.A.	Argentina
Metroshop S.A.	Argentina